Exhibit 10.1

Carpenter Technology Corporation
1735 Market Street, 15th Floor
Philadelphia, PA 19103
610-208-2136

August 6, 2018

Mr. Timothy F. Lain

Dear Tim:

We are pleased to extend an offer for the position of Vice President and Chief Financial Officer reporting to Tony Thene, President and Chief Executive Officer. Your work location will be Philadelphia, PA. Your effective date in this role is September 14, 2018. Highlights of your new position include:

•                  Annual Base Salary: $400,000.00 paid bi-weekly.

•                  Annual Bonus Plan: You will be eligible to participate in the Company’s Executive Bonus Compensation Plan or such successor arrangement (if any) as the Board may from time to time establish.  Your target annual bonus opportunity for the fiscal year ending June 30, 2019 is 55% of your annual base salary pro-rated based on earnings received during the fiscal year.  Zero to 200% of target will be earned based on achievement of the relevant corporate performance objectives as determined by the Board or its Compensation Committee each fiscal year.

•                  Long Term Incentive Grants:  The Company generally grants equity awards to its senior executives annually. The terms of these awards are determined by the Compensation Committee of Carpenter’s Board of Directors. You will be eligible to receive an annual award at the time these grants are made to all employees in similar positions, and those grants are generally administered in the first fiscal quarter of the year. The current target of the annual equity incentive for your position is $400,000.00. You will receive a targeted annual equity grant of $400,000 for fiscal year 2019 with a grant of $150,000 on August 6, 2018 and a grant of $250,000 on September 14, 2018 in accordance with the Stock-based Incentive Compensation Plan for Officers and Key Employees,

•                  Savings Plan (401k):  You remain eligible to participate in Carpenter’s retirement savings plan. Carpenter contributes 3% of your base pay andyou remain automatically enrolled for a 3% pre-tax employee contribution rate. However, you are eligible to modify the automatic contribution from 0% to 100% of your base pay of which Carpenter will match up to 6%.

•                  Health, Welfare and Retirement Benefits:  You remain eligible to participate in the employee benefit programs applicable to our salaried employees generally, including the Company’s health and welfare plans, as well as the defined contribution plan.  In addition, you remain eligible to participate in the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation.  Your annual vacation entitlement will be 5 weeks. Except as herein provided, or as may be hereafter approved by the Board or its Human Resources Committee, you will not be entitled to further compensation or benefits.

•                  Executive Severance Plan: Your employment by the Company is “at will” and may be terminated by the Company or by you at any time.  However, if your employment terminates due to a termination by the Company without “cause” or a resignation by you with “good reason” (each, as defined in the attached Plan document), you will be entitled to receive the severance benefits in place for similarly situated employees. The Company has full discretion to change the program at any time, and included with this offer is the Severance Pay Plan for Executives of Carpenter.

•                  Change in Control Severance: You will be entitled to severance benefits in the event of a change in control, as described in the Change in Control Severance Plan. The Company has full discretion to change this program at any time. For avoidance of doubt, benefits under this section will be in lieu of, not in addition to, the severance benefits described in the Severance Pay Plan for Executives of Carpenter Technology Corporation.

•                  Intellectual Property, Confidentiality and Restrictive Covenants: In your capacity as an executive of the Company, you are exposed to the Company’s most sensitive and proprietary information and technology, and you will be provided with access to the Company’s most valuable and carefully cultivated business relationships.  Accordingly, your employment is conditioned upon your continued obligations under the Intellectual Property Agreement and Non-Competition Agreement.

You represent and warrant that there are no restrictions, agreements or understandings whatsoever that would prevent or make unlawful your execution of this letter, that would be inconsistent or in conflict with this letter or your obligations hereunder, or that would otherwise prevent, limit or impair your ability to be employed by the Company.  Your ownership of or transactions in securities of the Company will be subject to the Company’s insider trading policies and stock ownership guidelines from time to time effect.

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg 1/409A-3(i)(1)(iv)(A)(3), (4) and (5). Any payment of transfer of property to you will be subject to tax withholding to the extent required by applicable law.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements, and understandings of every nature between us regarding these matters.  This letter is governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of law.

To acknowledge your consent and agreement to with the foregoing, please execute and date this letter in the space provided below and return an executed copy to me.  This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Congratulations.

Sincerely,

/s/ John Rice

John Rice
VP, Human Resources
Carpenter Technology Corp.

ACCEPTED:	DATE:

/s/ Timothy F. Lain	August 8, 2018
Name: Timothy F. Lain